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             KANSAS CITY SOUTHERN INDUSTRIES, INC.
                    AND SUBSIDIARY COMPANIES

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Dollars in Millions)

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                                         Years Ended December 31,
                              1996      1995(a)     1994       1993       1992
Earnings:

Pretax Income, excluding
 equity in earnings of
 unconsolidated affiliates   $167.2     $484.5     $148.9     $160.9     $ 92.8

Interest expense
 on Indebtedness               59.6       77.0       53.6       51.2       33.1

Portion of Rents
 Representative of an
 Appropriate Interest Factor   13.9       17.2       17.7       11.0        8.3

Equity in Undistributed
 Net Earnings of 50%
 Owned Affiliates               0.8        5.7       15.6        9.0        8.2

Distributed Earnings
 of Less Than 50%
 Owned Affiliates               3.7        0.9        0.1        0.5        0.6

Fixed Charges of
 50% Owned Affiliates           1.3        1.3        0.9        1.4        1.0

 Income as Adjusted          $246.5     $586.6     $236.8     $234.0     $144.0

Fixed Charges:

Interest Expense
 on Indebtedness             $ 59.6     $ 77.0     $ 53.6     $ 51.2     $ 33.1

Portion of Rents
 Representative of an
 Appropriate Interest Factor   13.9       17.2       17.7       11.0        8.3

Fixed Charges of
 50% Owned Affiliates           1.3        1.3        0.9        1.4        1.0

 Total Fixed Charges         $ 74.8     $ 95.5     $ 72.2     $ 63.6     $ 42.4

Ratio of Earnings to
 Fixed Charges                 3.30       6.14       3.28       3.68       3.40


(a) Financial information from which the ratio of earnings to fixed charges is computed for the year ended December 31, 1995 reflects DST Systems, Inc. ("DST") as a majority owned unconsolidated subsidiary through October 31, 1995, and as an unconsolidated affiliate beginning November 1, 1995, as a result of the DST public offering and associated transactions (as discussed in Note 2 to the Consolidated Financial Statements in this Form 10-K), which reduced the Company's ownership in DST to approximately 41%.

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